Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

Shadeland Commerce Center, Indianapolis, IN

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this __________ day of October, 2019 (the “Contract Date”) by and between FIRST INDUSTRIAL, L.P., a Delaware limited partnership, FI INDIANAPOLIS LP, a Delaware limited partnership and FR 6635 E 30, LLC, a Delaware limited liability company (collectively, “Seller”), and PLYMOUTH SHADELAND COMMERCE CENTER LLC, a Delaware limited liability company (“Purchaser”).

1.	SALE.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following:

(a)     that certain tract or parcel of land, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said tract or parcel and any water or mineral rights owned by, or leased to, Seller, which is described on Exhibit A attached hereto and made a part hereof (the “Land”);

(b)    all of the buildings, structures, fixtures and other improvements located on the Land, including, but not limited to, the buildings commonly known by the street addresses listed on Exhibit A attached hereto, and all other on-site structures, systems, and utilities associated with the building (all such improvements being referred to herein as the “Improvements”), but excluding improvements, if any, owned by any tenant(s) located therein;

(c)     Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Land and the Improvements that are in effect on the Contract Date or into which Seller enters prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement (collectively, the “Leases”);

(d)    all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, tools and supplies, owned by Seller and used by Seller in connection with the ownership and operation of the Land and the Improvements (the “Personal Property”), but excluding any and all items of tangible personal property owned by the tenants;

(e)     all of Seller’s right, title and interest in and to all assignable contracts and agreements to which Seller is party (other than Leases) relating to the upkeep, repair, maintenance, leasing or operation of any or all of the Land, Improvements and the Personal Property, and all comparable contracts, agreements or arrangements into which Seller enters prior to Closing pursuant to this Agreement (collectively, the “Contracts”), except that Purchaser shall not assume and accept at Closing those Contracts that constitute Rejected Contracts (as hereinafter defined); and

(f)     to the extent transferable, all of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements, provided that any costs in connection with the transfer of any roof warranties, including, without limitation, the costs of any inspection, repairs or consent, shall be Purchaser’s sole responsibility; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements (collectively, the “Intangibles”).

The Land, the Improvements, the Personal Property, the Contracts, the Leases and the Intangibles are hereinafter referred to collectively as the “Property.”

2.	PURCHASE PRICE.

The total purchase price to be paid to Seller by Purchaser for the Property shall be FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) (the “Purchase Price”), plus or minus prorations as hereinafter provided.

3.	CLOSING.

The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail through an escrow with the Title Company (defined below). The Closing shall occur on or before December 2, 2019 or as otherwise agreed by the parties in writing (the “Closing Date”).

4.	DEPOSIT.

Within two (2) business days of the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit, as its earnest money deposit, the sum of One Million and No/100 Dollars ($1,000,000.00) (the “Earnest Money”) in an escrow with the Title Company (the “Escrow”) pursuant to escrow instructions in the form attached hereto as Exhibit B. The Earnest Money and all interest earned thereon are herein collectively referred to as the “Deposit.” Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price at Closing.

5.	SELLER’S DELIVERIES.

Prior to the execution of this Agreement, Seller has, to Seller’s knowledge, delivered or made available to Purchaser all of the documents and agreements described on Exhibit C attached hereto and made a part hereof (collectively, the “Documents”). The Documents that are furnished or made available to Purchaser pursuant to this Section 5 are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in this Section 5 or Section 8.1 below, in either case as limited by Sections 8.2 and 8.3 below.

6.	INSPECTION PERIOD.

6.1.    Basic Project Inspection. At all times prior to Closing, including times following the “Inspection Period” (which Inspection Period is defined to be the period commencing with the Contract Date and continuing through and including November 8, 2019), Purchaser and Purchaser’s employees, third party consultants, lenders, engineers, accountants and attorneys (collectively, the “Purchaser’s Representatives”) shall be entitled to conduct a “Basic Project Inspection” of the Property, which will include the rights to: (i) enter upon the Land and Improvements, at reasonable times, to perform non-intrusive inspections and tests of the Land and the Improvements, (ii) make investigations with regard to the environmental condition of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations, (iii) review the Leases affecting the Property, and

(iv) interview any tenant at the Improvements with respect to its current and prospective occupancy of the Improvements as long as a representative of Seller is in attendance throughout such interview, which representatives shall be made reasonably available for such purposes. Purchaser shall provide not less than two (2) business days’ prior notice to Seller before conducting any investigations, study, interview or test to or at the Land and the Improvements. Purchaser, in its sole and exclusive discretion, may terminate this Agreement, for any or no reason, whatsoever, at any time, prior to 5:00 p.m. (Chicago time) on the last day of the Inspection Period (the “Approval Date”). Title Company (as defined below) shall immediately return the entire Deposit to Purchaser upon receipt of any notice of Termination by Purchaser pursuant to this Section 6.1 (the “Termination Notice”). Upon Purchaser’s receipt of the refunded Deposit, neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement. From and after the Approval Date, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 6.1.

6.2.    Purchaser’s Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Land or the Improvements to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of the tenant(s) at the Improvements. Purchaser shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an “Intrusive Investigation”) as part of its Basic Project Inspection or otherwise without obtaining the prior written consent of Seller. In the event Purchaser desires to conduct (or cause to be conducted) any Intrusive Investigation of the Land or the Improvements, such as sampling of soils, other media, building materials, or any other comparable investigation, Purchaser will provide a written scope of work to Seller describing exactly what procedures Purchaser desires to perform. Seller may withhold its consent to any Intrusive Investigation of the Land or the Improvements in its sole discretion. Purchaser and Purchaser’s Representatives shall, in performing its Basic Project Inspection or any Intrusive Investigation, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to any or all of such procedures, the Land and the Improvements. Except as otherwise set-forth herein, neither Purchaser nor Purchaser’s Representatives shall report the results of the Basic Project Inspection or any Intrusive Investigation to any governmental or quasi- governmental authority under any circumstances without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion unless required to by law to be disclosed in its capacity as a contract purchaser. Purchaser shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $5,000,000 covering any accident arising in connection with the presence of Purchaser and Purchaser’s Representatives at the Land and the Improvements and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), naming Seller as an additional insured thereunder, verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; (b) maintain workers’ compensation insurance in accordance with the applicable laws of the state in which the Land and Improvements are located; and (c) promptly pay when due any third party costs associated with its Basic Project Inspection or any Intrusive Investigation. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Land or the Improvements resulting from the Basic Project Inspection or any Intrusive Investigation, and, to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of the Basic Project Inspection, any Intrusive Investigation or otherwise, Purchaser shall, at Purchaser’s sole cost, restore the Land and the Improvements to the condition in which the same were found before such alteration, modification, disturbance or change. Purchaser hereby indemnifies, protects, defends and holds Seller, Seller’s affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses, including, but not limited to, reasonable attorneys’ fees and court costs but excluding therefrom any loss or damage directly caused by any willful or negligent act of the Seller or any such Seller Indemnified Parties (collectively, “Losses”) that Seller or any Seller Indemnified Party suffers or incurs as a result of, or in connection with Purchaser’s Basic Project Inspection or Intrusive Investigation or Purchaser’s or Purchaser’s Representatives entry upon the Land or the Improvements hereunder. Purchaser’s undertakings pursuant to this Section 6.2 shall survive a termination of this Agreement or the Closing for a period of twelve (12) months and shall not be merged into any instrument of conveyance delivered at Closing.

6.3.    Confidentiality. Except as otherwise expressly set forth in this Agreement, any and all information or materials which either party, or their representatives, shall come to know, or possess, pursuant to this Agreement, or the Property, shall be kept confidential and used exclusively for the purposes set-forth herein, unless such information or materials are otherwise publicly known or available (such confidential information and materials, collectively, the “Transaction Information”). Either party may disclose Transaction Information: (a) as reasonably necessary and subject to a duty of confidentiality, to the party’s representatives, in order to assist, and perform services in connection with the transactions contemplated herein; (b) to the extent required by any applicable statute, law, regulation or governmental authority, including any public filing requirement or in connection with an Audit Letter (hereinafter defined); and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. The parties further agree that no publicity or press release to the general public with respect to this transaction shall be made by either party without the prior written consent of the other party. The parties agree that money damages are an insufficient remedy for a breach of this Section 6.3 and either party shall may seek specific performance and injunctive, or, other equitable relief, for any such breach of this Section 6.3 in addition to all other remedies available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Within three (3) business days after any termination of this Agreement, each party shall promptly return to the other any Documents which were physically provided, and shall otherwise destroy, and cause any representative to destroy, any and all Transaction Information in its possession. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 6.3 shall exclude the disclosure of any Transaction Information which is not kept confidential as the result of, or in connection with a Data Incident (as defined herein). The provisions of this Section 6.3 and the Required Disclosures set forth in Section 6.5 shall survive the termination of this Agreement.

6.4.    Rejection of Contracts. Purchaser may elect, in its sole discretion, to require that Seller, at Seller’s expense, terminate any of the Contracts other than Brokerage Agreements (as hereinafter defined) and security contracts, provided that Purchaser notifies Seller of such election in writing on or before the Approval Date (any such Contracts that Purchaser elects to terminate, the “Rejected Contracts”); provided, however, that if any Rejected Contract requires more than sixty

(60) days' advance notice of a termination and, therefore, that Rejected Contract cannot be terminated at, or prior to, Closing, Purchaser shall nevertheless accept an assignment of that Rejected Contract at Closing, provided further that Seller shall nevertheless be required to deliver notice of termination if so elected by Purchaser, even if such Contract cannot be terminated prior to Closing.

6.5.    Required Disclosures. Seller agrees that Purchaser may publicly disclose in its filings with the U.S. Securities and Exchange Commission (the “SEC”) such information regarding the transaction contemplated hereby as required (or deemed necessary or advisable by Purchaser’s external corporate counsel or auditors) under applicable U.S. securities law, rules or regulations, or accounting rules, including without limitation the public filing of a Form 8-K, Form 10-Q or Form 10-K with the SEC within four (4) business days of entering into this Agreement disclosing the entry into of this Agreement, and the public filing with the SEC of this Agreement, and such related materials, relevant thereto.

6.6.    Information and Audit Cooperation. Seller shall, at Purchaser’s expense, reasonably cooperate with Purchaser, Purchaser’s designated representative, and/or Purchaser’s independent auditor and provide each access to the books and records of the Property and all related information regarding the Property, including, without limitation, three (3) calendar years of audited books and records of the Property that qualify, comply with, and can be used in a public offering and or a public filing. Should three (3) calendar years of audited books and records not be available, then Seller shall supply as many years of audited books and records that exist, but in no event shall Seller provide less than one (1) year of audited books and records. If audited financial statements are not available, Seller shall provide un-audited operating statements in lieu of audited ones and provide supporting documentation as requested in order for Purchaser to conduct its own audit. At the Closing, Seller shall provide to Purchaser a representation letter regarding the books and records of the Property, in substantially the form of Exhibit I attached hereto (an “Audit Letter”), in connection with auditing the Property in accordance with generally accepted auditing standards. At Purchaser’s request, at any time within one (1) year after the Closing, Seller shall provide Purchaser with such additional books, records, representation letters, and such other matters reasonably determined by Purchaser as necessary to satisfy its or its affiliated parties’ obligations as a real estate investment trust and/or the requirements (including, without limitations, any regulations) of the Securities and Exchange Commission. Notwithstanding the foregoing, in the event that Purchaser requests that Seller provide an Audit Letter, Purchaser agrees to indemnify, defend, and hold harmless Seller and its Affiliates from and against all claims, losses, or liabilities arising out of any error or omission, but excluding any intentional misrepresentation, made by Seller in such Audit Letter. The provisions of this Section 6.6 shall survive the Closing.

7.	TITLE AND SURVEY MATTERS.

7.1.    Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a special warranty deed (“Deed”), in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) those matters that may be approved (or deemed approved) by Purchaser pursuant to Section 7.4 or Section 10.1; (3) the rights of tenants pursuant to the Leases; (4) matters arising out of any act of Purchaser or Purchaser’s Representatives; and (5) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances (those liens, claims, encumbrances and matters referred to in items (1) and (3) - (5) above, the “Existing Permitted Exceptions”).

7.2.    Title Commitment. Promptly after the receipt of the same (and in any event within ten (10) days after the Contract Date), Seller shall deliver to Purchaser a commitment (the “Title Commitment”) issued by First American Title Insurance Company, National Title Services, Chicago (the “Title Company”), for an owner’s title insurance policy with respect to the Land (the “Title Policy”), in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitment. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policy (or a “marked” Title Commitment) insuring, in the full amount of the Purchase Price, Purchaser as the fee simple owner of the Land and the Improvements, subject only to the Permitted Exceptions. If the foregoing condition precedent fails for any reason other than the actions or omissions of Purchaser, Purchaser may elect to either (i) proceed to Closing and waive the failure of such condition or (ii) terminate this Agreement by delivery of written notice to Seller on or prior to Closing, in which event (i) the Deposit shall be returned to Purchaser, and (ii) neither party shall have any further liabilities or obligations hereunder except for those liabilities and obligations that expressly survive a termination of this Agreement.

7.3.    Survey. Seller has delivered or made available to Purchaser a copy of an existing survey of the Land and the Improvements (the “Existing Survey”) together with the Documents. Any updates of the Existing Survey, including, but not limited to recertification thereof, or any new survey (any such new or updated survey, an “Updated Survey”) shall be the sole responsibility of Purchaser.

7.4.	Defects and Cure.

7.4.1.   Purchaser’s Defect Notices. Purchaser shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. If the Updated Survey or the Title Commitment discloses exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the “Disclosed Exceptions”), then Purchaser shall have until 5:00 p.m. (Chicago time) on the date that is ten (10) days prior to the Approval Date, within which to notify Seller of any such Disclosed Exceptions to which Purchaser reasonably objects (any such notice, a “Defect Notice”) on the grounds that such Disclosed Exceptions either (a) render title unmarketable or uninsurable at regular rates, or (b) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property. Within two (2) days after receipt of the Defect Notice but in no event later than the Approval Date, Seller shall deliver to Purchaser a Seller’s Response Notice (as defined below)

with respect to the Defect Notice that Purchaser delivers to Seller pursuant to the preceding sentence. Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to object to any matters disclosed by the Updated Survey or the Title Commitment (or any further updates to either of the foregoing) unless Purchaser delivers a Defect Notice with respect to the Title Commitment and/or the Updated Survey, as the case may be, at least two (2) days prior to the Approval Date. Any exceptions to title (other than the Existing Permitted Exceptions and the Disclosed Exceptions) that arise between the effective date of the Title Commitment or the Updated Survey, as the case may be, and the Closing are referred to herein as “New Defects.” On the express condition that Purchaser has timely delivered a Defect Notice with respect to the original Title Commitment or the Updated Survey, as the case may be, Purchaser shall have five (5) business days after its receipt of written notice or updated title evidence reflecting any New Defects within which to notify Seller in writing of any such New Defects to which Purchaser reasonably objects on the grounds that such New Defects either (x) render title unmarketable or uninsurable at regular rates or (y) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property.

7.4.2.   Seller’s Response Notices. Seller shall be obligated to cure and remove (or procure title insurance over) all of the following classes of New Defects and Disclosed Exceptions (“Mandatory Cure Items”), if any: (a) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller; (b) tax liens for delinquent ad valorem real estate taxes; (c) mechanics liens pursuant to a written agreement either between (x) the claimant (the “Contract Claimant”) and Seller or its employees, officers or managing agents (the “Seller Parties”) or (y) the Contract Claimant and any other contractor, materialman or supplier with which Seller or the Seller Parties have a written agreement; and (d) broker’s liens pursuant to a written agreement between the broker and Seller or any Seller Parties. Seller may elect, in its sole discretion, to cure and remove any Disclosed Exception or New Defect identified by Purchaser in a Defect Notice by delivering written notice to Purchaser (a “Seller’s Response Notice”), indicating that Seller has elected to cure and remove any such matters (any such matters that Seller elects to cure and remove, “Seller Cure Items”) not later than the Closing. Seller shall have until Closing to cure and remove (or procure title insurance over) any Seller Cure Items, and, Seller may delay Closing by up to ten (10) business days in order to cure and remove (or procure title insurance over) any such Seller Cure Items. If Seller fails to provide a Seller’s Response Notice, Seller shall be deemed to have delivered a Seller’s Response Notice electing not to cure and remove any New Defects or Disclosed Exceptions identified by Purchaser in the applicable Defect Notice. If Seller elects (or is deemed to elect) not to cure and remove any Disclosed Exceptions or New Defects, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Seller not later than the first to occur of (a) the date that is five (5) business days after Purchaser’s receipt (or deemed receipt) of a Seller’s Response Notice; or (b) Closing, to either (1) proceed to Closing and accept title to the Land and the Improvements, subject to those Disclosed Exceptions or New Defects, as the case may be, that Seller has refused (or is deemed to have refused) to cure or remove, without deduction or offset against the Purchase Price or (2) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. If Purchaser fails to timely notify Seller of its election pursuant to the preceding sentence, Purchaser shall be deemed to have elected alternative (1).

7.4.3.   Title Cure Provisions. If, on or prior to Closing, Seller fails to cure and remove (or procure title insurance over) each Disclosed Exception or New Defect (other than Mandatory Cure Items), as the case may be, that Seller agreed to cure (pursuant to a Seller’s Response Notice), Purchaser may, at its option and as its sole remedy hereunder, at law or in equity, either (i) terminate this Agreement by written notice to Seller on or prior to Closing, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those Disclosed Exceptions or New Defects that Seller has failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). If Seller fails to cure and remove (whether by endorsement or otherwise, in either case, subject to Seller’s good faith and reasonable discretion) any Mandatory Cure Items on or prior to Closing, Purchaser may, at its option and by delivery of written notice to Seller on or prior to Closing, either (a) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, or (b) proceed to close with title to the Land and Improvements as it then is with the right to deduct from the Purchase Price the liquidated amount reasonably necessary to cure and remove (by endorsement or otherwise), as mutually and reasonably determined by Purchaser and Seller, those Mandatory Cure Items that Seller fails to cure and remove.

8.	SELLER’S REPRESENTATIONS.

8.1.                              Seller’s Representations. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, in all material respects, except as otherwise set- forth on Exhibit D attached hereto and made a part hereof.

8.1.1.   Litigation. To Seller’s knowledge, there is no anticipated, pending or threatened litigation or governmental proceedings against Seller or the Property that, if such litigation or proceedings were to result in a final determination against Seller or the Property, would result in any material encumbrance upon the Property, or would materially affect the validity or enforceability of this Agreement or the performance of Seller under this Agreement.

8.1.2.   United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

8.1.3.   Condemnation. To Seller’s knowledge, there is no pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.

8.1.4.   Environmental Matters. To Seller’s knowledge and except as disclosed in the Environmental Reports provided to Purchaser, as listed on Exhibit C, Seller has received no written notification from any governmental authority having jurisdiction over the Property, that (x) all or some portion of the Land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances (as hereinafter defined) have been stored or generated at, released or discharged from or are present upon the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other Environmental Laws, including without limitation any federal, state or local legislation or ordinances applicable to the Land or the Improvements. As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as the same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

8.1.5.   Due Authorization; Conflict. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in and is in good standing under the laws of the State of Indiana. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

8.1.6.   Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

8.1.7.   Leases. Copies of all Leases in effect as of the Contract Date (the “Existing Leases”), and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Purchaser and the copies so provided are true and complete. A true and complete list of all Existing Leases is shown on the rent roll attached hereto as Exhibit J. The Existing Leases have not been amended, modified or terminated (except for any amendments delivered to Purchaser pursuant to this Section 8.1.7). To Seller’s knowledge, (i) the Existing Leases are presently in full force and effect without any material default thereunder by the applicable tenant; (ii) no tenant has prepaid rent by more than 30 days in advance; (iii) any tenant improvements that Seller, as landlord, is obligated to complete, prior to the date hereof and pursuant to any Existing Lease, has been completed and accepted by the applicable tenant; and (iv) no tenant has notified Seller, as landlord, in writing, of any default by Seller pursuant to an Existing Lease that remains uncured.

8.1.8.   Contracts. To Seller’s knowledge, Seller is not party to any service contracts, management contracts or other agreements that are binding upon the Land and the Improvements other than the Contracts. A true, correct and complete list of all Contracts is attached hereto as Exhibit K.

8.1.9.   Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

8.1.10.   No Brokers. To Seller’s knowledge, Seller has delivered or made available as Documents true and complete copies of any and all listing agreements, brokerage agreements, Leases or other comparable agreements (collectively, “Brokerage Agreements”) into which Seller has entered in connection with the Property, and pursuant to which a leasing commission or finder’s fee may be payable subsequent to Closing.

8.1.11.	Employees. Seller has no employees at the Property.

8.1.12.   Financial Statements. To Seller’s knowledge, any and all financial statements and information provided by Seller pursuant to Section 6.6 of this Agreement, are true, correct and complete, in all material respects.

8.1.13.   Patriot Act. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting

Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction contemplated under this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transaction contemplated under this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transaction contemplated under this Agreement is or will be in violation of law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

8.1.14.	Intentionally Deleted.

8.1.15.   Re-Zoning. Seller is not a party to, nor does Seller have any actual knowledge of, any threatened proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Property or use thereof

8.1.16.   Compliance with Laws and Codes. Seller has not received any written notice advising or alleging that, and Seller has no actual knowledge that, the entirety of the Property (including the Improvements), and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including Environmental Laws, as hereinafter defined), licenses, permits and authorizations.

8.1.17.   Real Estate Taxes. There is not now pending, and Seller agrees that it will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year. To Seller’s knowledge, no assessments or special assessments for public improvements or otherwise have been levied or are now affecting the Property. Seller has received no written notice of: (i) any pending or threatened special assessments affecting the Property; or (ii) any contemplated improvement affecting the Property that may result in special assessments affecting the Property. There are no monies owed by the Seller to any governmental agency for water charges, sewer rents, vault taxes or any other such charges relating to the Property.

8.2.                              Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of (i) Scott McGregor who is familiar with the Property in his capacity as Senior Investment Officer for First Industrial Realty Trust, Inc. (“FR”) responsible for the disposition of the Property; and (ii) Dan Meador who is familiar with the

Property in his capacity as the Senior Regional Director of FR as the Property is located in his region which includes the State of Indiana, in each case without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.

8.3.                              Limitations. The representations, warranties and covenants of Seller to Purchaser contained in this Agreement, as they may be as modified by the Approval Date Certificate (as hereinafter defined) and the Closing Date Certificate, as hereinafter defined (the “Seller Representations”), shall survive the Closing Date and the delivery of the Deed for a period of nine (9) months (the “Survival Period”). No claim for a breach of any Seller Representation, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or known by, Purchaser prior to Closing, (b) the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000.00), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said nine (9) month survival period, and an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within one (1) year after Closing. Notwithstanding anything contained herein to the contrary, the maximum amount that Purchaser shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any Seller Representations or any covenants of Seller shall in no event exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate. If Purchaser is notified in any Document actually delivered pursuant to Section 5, or in writing by Seller, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that Purchaser is provided with access to books, records, Documents or other materials that directly contradict a Seller Representation), that any Seller Representation made by Seller is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any Document, or in writing by Seller, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that Purchaser is provided with access to books, records, Documents or other written material that directly indicates a covenant of Seller has not been satisfied), that Seller has failed to perform any covenant and agreement herein contained and Purchaser shall nevertheless acquire the Property notwithstanding such fact, Purchaser shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Purchaser shall not be entitled to rely on such Seller Representation), or such covenant(s) and agreement(s) having failed to be performed by Seller.

8.4.                              Representation Condition. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that (1) all of the Seller Representations that were true and correct, in all material respects, as of the Contract Date remain true and correct in all material respects as of the Approval Date; and (2) that all of the Seller Representations that were true and correct, in all material respects, as of the Approval Date remain true and correct in all material respects as of the Closing Date (the “Representation Condition”). For purposes of determining those Seller Representations that remain true and correct, in all material respects, as of the Approval Date, Seller shall deliver to Purchaser, on or prior to the Approval Date, a certificate certifying that all of the Seller Representations made as of the Contract Date remain true and correct as of the Approval

Date, in any and all material respects (the “Approval Date Certificate”), and specifying therein any information of which Seller is aware that modifies or reasonably could change the accuracy of any Seller Representation prior to Closing. If Seller fails to provide an Approval Date Certificate, Seller shall be deemed to have certified (subject to the limitations hereinafter set forth) that all of the Seller Representations hereunder remain true and correct, in all material respects, as of the Approval Date. The representations, warranties and certifications contained in such Approval Date Certificate, whether provided or deemed provided, shall be made by Seller to the standard of knowledge, if any, contained herein for the applicable representations, warranties or certifications and subject to all of the terms, conditions and limitations contained in Sections 8.2 and 8.3 of this Agreement. If the Approval Date Certificate indicates that any Seller Representations are not true and correct, in all material respects, as of the Approval Date (or were not true and correct, in all material respects, as of the Contract Date, or will likely not be true or accurate, in all material respects, as of the Closing Date), or if Purchaser otherwise determines or becomes aware, prior to the Approval Date, that any Seller Representations are untrue or inaccurate, in any material respect, Purchaser may, in its sole discretion and as its sole and exclusive remedy hereunder, at law or in equity, elect either to (a) terminate this Agreement by delivery of written notice to Seller not later than the Approval Date, whereupon the Deposit shall be promptly returned to Purchaser, and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (b) proceed to Closing and accept the untruth or inaccuracy of the applicable Seller Representations with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof. If any Seller Representation is untrue or inaccurate in any material respect and Purchaser becomes aware of such untruth or inaccuracy prior to Closing, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or the Approval Date to the extent Purchaser becomes aware of such untruth or inaccuracy on or prior to the Approval Date), whereupon the Deposit shall be promptly returned to Purchaser and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller Representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof. Notwithstanding anything to the contrary set forth in this Agreement, any misrepresentation or omission made by Seller with the intent and Purpose to mislead Purchaser, or any Seller fraud, shall not be subject to any monetary limitation or survival period of this Agreement and Purchaser retains all rights with respect thereto. Further, if Purchaser shall exercise any right provided under this Agreement to terminate this Agreement as a result of or due to any or willful act or omission by Seller, then as an additional remedy, Seller shall reimburse all of Purchaser’s reasonably and documented out-of-pocket costs in an amount up to Seventy-Five Thousand and No/100 Dollars ($75,000.00), as a one-time lump sum payment of liquidated damages delivered concurrently with the Deposit.

9.	PURCHASER’S COVENANTS AND REPRESENTATIONS.

Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:

9.1.                              1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue

Code (the “Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating the Exchange, which cooperation may include the execution of documents, reasonable delays of the Closing (which delays shall not exceed thirty (30) days) and the taking of other reasonable action, as is necessary in the opinion of Seller, to accomplish the Exchange; provided, however, that Purchaser shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Exchange. The covenant contained in this Section 9.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

9.2.                              Due Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

9.3.                              Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9.4.                              No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

10.               ACTIONS AFTER THE CONTRACT DATE. The parties covenant to do the following through the Closing Date:

10.1.   Title. From and after the Approval Date, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved or deemed approved by Purchaser pursuant to Section 7.4, except as required by law or by Section 7.4, or with Purchaser’s advance written consent, which consent may be withheld in Purchaser’s reasonable discretion. From and after the Approval Date, and except with respect to normal leasing activities at the Land and the Improvements (in accordance with Section 10.3 below), Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s reasonable discretion.

10.2.   Maintenance and Operation of Property. Seller shall (a) maintain the Land and the Improvements in substantially its current condition (normal wear and tear and damage by casualty excepted); (b) shall maintain existing insurance coverage in full force and effect, to the extent required under the Existing Leases; and (c) operate and maintain the Land and the Improvements in the ordinary course of Seller’s business; provided, however, except as otherwise set forth herein, or expressly required under any Existing Lease or Contract, Seller shall have no obligation to commence any capital repairs, replacements or improvements to the Improvements or otherwise expend any monies for repairs at the Improvements, but excepting therefrom the completion of any Improvement or capital expenditure (1) voluntarily undertaken by Seller or agreed to between Seller and any tenant under an Existing Lease prior to the Contract Date, or commenced during the term of this Agreement, and (2) required in case of an emergency. From and after the Approval Date, and except with respect to normal leasing activities at the Land and the Improvements (in accordance with Section 10.3 below), Seller shall not enter into any new contract or agreement with respect to the ownership and operation of the Land and the Improvements; or, make application to any governmental entity for any Approvals or any change in the zoning, affecting the Property, that would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole discretion).

10.3.   Leasing Activities. Notwithstanding anything contained herein to the contrary, Seller may, in its sole discretion, execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any Existing Lease (all of the foregoing, a “New Lease”) on or prior to the Approval Date without the consent of Purchaser provided that Seller provides a complete copy to Purchaser of such New Lease on or prior to the Approval Date. From and after the Approval Date, Seller shall not enter into any New Lease unless Seller obtains Purchaser’s advance written consent to such New Lease, which consent may be withheld in Purchaser’s sole discretion, but which consent shall be deemed automatically given if Purchaser fails to respond within three (3) days after Seller makes a written request for same. New Leases shall not include, and Seller shall be free to execute and enter into at any time, any amendments, modifications, renewals or expansions of any Existing Lease required pursuant to the terms of such Existing Lease.

10.4.   Leasing Expenses. At Closing, Purchaser shall reimburse Seller for any and all New Lease Expenses (as hereinafter defined) to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Purchaser shall expressly assume and accept, in writing, Seller’s obligations to pay when due any New Lease Expenses unpaid as of the Closing. “New Lease Expenses” shall mean, collectively, any and all commissions and fees or costs and expenses (including tenant improvement costs) arising out of or in connection with either or both of (i) any extension, renewal or expansion of any Existing Lease exercised between the Contract Date and the Closing Date and (ii) any New Lease. New Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction, (b) expenses incurred for repairs and tenant improvements, and (c) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction. Commissions of leasing and rental agents and tenant improvement allowances for any Existing Leases relating to the base lease term or any renewal term that is elected or with respect to which an option is exercised, as the case may be, prior to the Contract Date shall be paid in full at or prior to Closing by Seller, without contribution or proration from Purchaser (any such commissions or tenant improvements allowances, “Seller’s Commissions”). Commissions of leasing and rental agents and tenant improvement allowances for (x) any renewals (other than renewals elected or with respect to which an option is exercised prior to the Contract Date) or expansions of any Existing Lease, and (y) any New Leases shall be the sole responsibility of Purchaser, without contribution or proration from Seller (any such commissions or tenant improvements allowances, “Purchaser’s Commissions”). Seller hereby indemnifies, protects, defends and holds Purchaser, and its successors and assigns (the “Purchaser’s Indemnified Parties”), harmless from and against any and all Losses that any or all of Purchaser and any Purchaser’s Indemnified Parties actually suffer and incur as a result of the failure by Seller to timely pay or discharge any of the Seller’s Commissions. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses that any or all of Seller and the Seller Indemnified Parties actually suffer or incur as a result of the failure by Purchaser to timely pay or discharge any of the Purchaser’s Commissions or any New Lease Expenses. The terms of this Section 10.4 shall survive the Closing and the delivery of any conveyance documentation.

10.5.   Lease Enforcement. Prior to the Closing Date, Seller shall have the right, but not the obligation, to reasonably enforce the rights and remedies of the landlord under any Existing Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposit then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Purchaser under this Agreement in any manner. Seller agrees to provide reasonable and timely prior written notice of any lease enforcement action which Seller takes prior to Closing in connection with the Existing Lease or a New Lease.

10.6.   Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates from all tenants or occupants of the Land and the Improvements, which estoppel certificates shall be without material and adverse modification to the form of estoppel certificate attached as Exhibit E hereto or such form as is required by the applicable tenant’s lease (each estoppel certificate satisfying such criteria, a “Conforming Estoppel”). If Seller fails to obtain a Conforming Estoppel from a sufficient number of tenants to satisfy the Required Estoppel Amount (as hereinafter defined), Seller may (but shall not be obligated to) provide and deliver an estoppel from Seller for one or more tenants in order to satisfy the Required Estoppel Amount (in form and substance reasonably comparable to Exhibit E, but tailored to take into account that it is being issued by the landlord, rather than the tenant) pertaining to such tenant’s Lease (a “Seller Estoppel”), provided, however, that Seller shall not be permitted to provide a Seller Estoppel for any Major Tenants. “Major Tenants” shall hereinafter be defined as Mastin & Cain Properties, LLC, Aarow Container, Goodwill and Green Wave Computer Recycling, Loomis Armored US, LLC and Ohana United. It shall be a condition precedent to Purchaser’s obligation to proceed to close hereunder that, at least three (3) business days prior to the Closing, Seller delivers to Purchaser a Conforming Estoppel from tenants that account for at least eighty percent (80%) of the leased square footage at the Property, including a Conforming Estoppel from all Major Tenants (collectively, the “Required Estoppel Amount”). If Seller fails to timely deliver to Purchaser Conforming Estoppel from a sufficient number of Conforming Estoppels (including Seller Estoppels), in the number needed to satisfy the Required Estoppel Amount, Purchaser may either (i) proceed to Closing and waive the condition precedent related to the delivery of a sufficient number of Conforming Estoppels, or (ii) terminate this Agreement by delivery of written notice to

Seller on or before the Closing, in which event the Deposit shall immediately be returned to Purchaser, and neither party shall have any further liabilities or obligations hereunder except those liabilities and obligations that expressly survive a termination of this Agreement. If Seller delivers to Purchaser, or Purchaser otherwise receives, an estoppel certificate from a tenant under a Lease more than three (3) business days prior to Approval Date, but Purchaser fails to notify Seller, in writing and on or before the Approval Date, that such estoppel certificate does not constitute a Conforming Estoppel, Purchaser shall be deemed to have accepted such estoppel certificate as a Conforming Estoppel for all relevant purposes under this Agreement. Any Seller Estoppel provided by Seller in lieu of a Conforming Estoppel shall (i) be null and void should Seller subsequently obtain a Conforming Estoppel from the applicable tenant; and (ii) be subject to the limitations on Seller’s aggregate liability contained in Section 8.3.

10.7.   SNDA. After the Approval Date, unless Purchaser terminates this Agreement pursuant to Section 6.1, Seller shall deliver to each tenant under the Leases an SNDA in the form requested by Purchaser's lender with a request that such tenant execute and deliver the SNDA to Purchaser at or prior to the Closing Date, and Seller shall use good faith efforts (without obligation either to obtain or negotiate the SNDAs) to obtain the original SNDAs from the tenants and deliver them to Purchaser at Closing. Receipt of an SNDA from some or all of the tenants is not a Condition Precedent to Closing and the failure by Seller to obtain and SNDA for some or all of the tenants does not entitle Purchaser to terminate this Agreement or constitute a default by Seller or the failure of a Condition Precedent. Seller is merely requesting the SNDAs from the tenants as an accommodation to Purchaser without obligation to obtain the same.

11.	PROPERTY SOLD “AS IS”.

11.1.   Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY “AS IS” “WHERE IS” BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

11.2.   PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER’S

SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEANUP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF, AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF, PURCHASER.

11.3.   PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 11

WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 11 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.

12.	CONDITIONS PRECEDENT TO CLOSING.

12.1.                        Purchaser Conditions Precedent. The obligations of Purchaser to pay the Purchase Price and close the transaction contemplated herein are subject to the following conditions precedent (the “Purchaser Conditions Precedent”):

12.1.1.   Representations and Warranties. Subject to the terms of Section 8.4, as of the Closing Date, the representations and warranties made by Seller to Purchaser as of the Contract Date and the Approval Date, shall be materially true, accurate and correct in all material respects, as if specifically remade at that time.

12.1.2.   Physical Condition. The physical condition of the Land and Improvements shall be substantially the same on the Closing Date as on the Approval Date, reasonable wear and tear excepted.

12.1.3.   Title. At Closing, the Title Company shall issue the Title Policy to Purchaser insuring Purchaser as the fee simple owner of the Land and the Improvements for the full amount of the Purchase Price.

12.1.4.   Delivery of Closing Documents. Seller shall have delivered each of the documents required to be delivered under Section 13 of this Agreement.

12.1.5.   Tenant Estoppel. Purchaser shall have received the Conforming Estoppels (including Seller Estoppels) from a sufficient number of tenants to satisfy the Required Estoppel Amount.

12.1.6.   Financial Statements; Seller shall have complied with the provisions of Section 6.6, and Seller shall be prepared to deliver an Audit Letter in the form of Exhibit I attached hereto, for use in connection with Purchaser’s public filings.

13.	SELLER’S CLOSING DELIVERIES.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:

13.1.                        Deed. A Deed, executed by Seller, and in recordable form, conveying the Land and Improvements to Purchaser, subject to the Permitted Exceptions.

13.2.                        Assignment of Leases. Two (2) duly executed counterparts of an Assignment and Assumption of Leases (the “Assignment of Leases”) in the form attached hereto as Exhibit F.

13.3.                        Assignment of Contracts. Two (2) duly executed counterparts of an Assignment and Assumption of Contracts and Intangibles (an “Assignment of Contracts”) in the form attached hereto as Exhibit G.

13.4.                        Bill of Sale. Two (2) duly executed originals of a Bill of Sale (the “Bill of Sale”) in the form attached hereto as Exhibit H.

13.5.	Keys. Keys to all locks located in the Improvements.

13.6.                        Affidavit of Title. An affidavit of title (or comparable “no lien” statement), in form and substance reasonably acceptable to the Title Company.

13.7.                        Closing Statement. Two (2) duly executed counterparts of a closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.

13.8.                        Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

13.9.                        Letter of Credit. If applicable, with respect to any security deposits that are letters of credit, Seller shall, if the same are held by Seller, (a) deliver to Purchaser at the Closing such letters of credit, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (c) cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser, so long as Seller does not incur any additional liability or expense in connection therewith.

13.10.                  Notices to Tenants. Notices to each of the tenants under the Leases, notifying them of the sale of the Land and Improvements and directing them to pay all future rent as Purchaser may direct.

13.11.                  Estoppel Certificates. The Conforming Estoppels (including Seller Estoppels) received by Seller pursuant to Section 10.6 above.

13.12.                  Leases. Originals or certified copies of the Leases, which certification shall be made, to Seller’s knowledge, subject to all of the terms, conditions and limitations of Sections 8.2  and 8.3 and an updated rent roll for all Leases prepared in the ordinary course of business and without certification dated within five (5) days of the date of Closing.

13.13.                  Closing Date Certificate. For purposes of determining whether the Representation Condition has been satisfied, Seller shall deliver to Purchaser at Closing a certificate (the “Closing Date Certificate”) certifying that all of the Seller Representations that were true and correct, in all material respects, as of the Contract Date and Approval Date (as reflected in the

Approval Date Certificate) remain true and correct, as of the Closing Date and in all material respects, except for changes and qualifications specified in such Closing Date Certificate, such that the Closing Date Certificate is true and accurate in all material respects. The representations, warranties and certifications contained in the Closing Date Certificate shall be made by Seller to the same standard of knowledge, contained herein for the applicable representations, warranties or certifications and subject to all of the terms, conditions and limitations contained in Sections 8.2 and 8.3  of this Agreement. Subject to and in accordance with the provisions of Section 8.4, if, as of the Closing, the Representation Condition is not fulfilled for any reason or any Seller Representations are not true and correct, in any material respect, Purchaser may, in its sole discretion and as its sole remedy, hereunder, at law or in equity, elect either to (a) terminate this Agreement by delivery of written notice to Seller not later than the Closing Date, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (b) proceed to Closing and waive the failure of the Representation Condition.

13.14.                  Other Documents. Any other documents reasonably required by the Title Company or Purchaser's lender to effectuate the transaction contemplated hereunder.

14.	PURCHASER’S CLOSING DELIVERIES.

At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:

14.1.	Closing Statement. Two (2) Closing Statements executed in counterpart by Purchaser.

14.2.	Assignment of Leases. Two (2) Assignment of Leases executed in counterpart by Purchaser.

14.3.          Assignment of Contracts. Two (2) Assignment of Contracts executed in counterpart by Purchaser.

15.	PRORATIONS AND ADJUSTMENTS.

Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date provided that no later than 2:00 p.m. Chicago time on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 2:00 p.m. Chicago time on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller’s failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:

15.1.                        Security Deposits. The amount of all security and any other tenant deposits in cash, in kind, or otherwise held by Seller, and interest due thereon, if any, shall be credited to Purchaser.

15.2.                        Utilities and Operating Expenses. To the extent not billed directly to tenants or paid as part of Additional Rent (as hereinafter defined) or otherwise by tenants, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices. Any operating expenses that are not paid by the tenants as Additional Rent or otherwise shall be prorated between Purchaser and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.

15.3.                        Contracts. Amounts paid or payable under the Contracts other than any Rejected Contracts shall be prorated.

15.4.                        Assessments. To the extent not paid by tenants as a component of Additional Rent or otherwise, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.

15.5.                        Base Rent. Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser or Seller from each tenant from and after Closing will be applied as follows: (i) first, to any accrued Rents owing to Purchaser, (ii) second, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”), and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Seller and due Purchaser shall be promptly remitted to Purchaser. Purchaser shall use reasonable efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business; provided, however, that Seller hereby retains the right to pursue any tenant under the Leases for any Rent and other sums due Seller for period attributable to Seller’s ownership of the Property; and provided further, however, Seller (i) shall be required to notify Purchaser in writing of Seller’s intention to commence or pursue any legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. “Additional Rents” shall mean any and all amounts due from or paid by tenants including, without limitation, operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges that are paid by the tenant(s) to Seller, as landlord, as opposed to charges (e.g. utility) that the tenant(s) pays directly to third parties. The provisions of this Section 15.5 shall survive the Closing and the delivery of any conveyance documentation.

15.6.                        Taxes. To the extent not paid by the tenants directly or payable by tenants as Additional Rent or otherwise, all ad valorem real estate and personal property taxes with respect to the Land and the Improvements (“Taxes”) shall be prorated as of the Closing Date, based on the most currently available final tax bill and on an accrual basis for the calendar year in which the

Closing occurs. As a result, Seller shall be responsible for all Taxes that accrue prior to the Closing Date and at Closing, Seller shall provide Purchaser with a credit for any accrued, but unpaid Taxes for which Seller is responsible.

15.7.                        Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

15.8.                        Adjustments. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date. The provisions of this Section 15.8 shall survive Closing.

15.9.                        Real Estate Tax Protests. All real estate assessment protests and proceedings that are filed (or otherwise initiated) by Seller prior to the Closing Date and that affect the Property (collectively or individually, a “Protest”), if any, will be prosecuted under Seller’s direction and control, although, as provided below, Purchaser may have an obligation to bear a portion of the costs and expenses that Seller incurs to so prosecute a Protest. In the event of any reduction in the assessed valuation of the Property for the fiscal year in which the Closing occurs (and, if applicable, any future fiscal years elapsing after the Closing Date or fiscal years prior to that in which the Closing occurs), the net amount of any tax savings shall: (a) with respect to fiscal years ending prior to the Closing, be payable to Seller, in their entirety; (b) if the Protest in question results in a tax savings only with respect to the fiscal year in which the Closing shall occur, then after deduction of actual, documented expenses and attorneys’ fees incurred by Seller with respect to that particular Protest, such tax savings shall be adjusted between Seller and Purchaser as of the day before the Closing Date; and (c) if the Protest in question results in tax savings applicable to the fiscal year in which Closing occurs, as well as to future fiscal years, then (i) Seller and Purchaser each be responsible for their respective pro rata shares of all expenses and attorneys’ fees incurred by Seller to prosecute that particular Protest, which pro rata shares shall be based upon the periods of time that each of Seller and Purchaser own the Property during the period of time to which the reduction in assessed valuation applies; and (ii) the tax savings occurring as a result of that Protest and its related reduction in assessed valuation shall be adjusted between Seller and Purchaser so as to provide Seller with the benefit of the reduction for the period of time immediately preceding the Closing Date and to provide Purchaser with the benefit of the reduction for the period of time from and after the Closing Date. If any reduction in assessment shall be granted for a period that is prior to the Closing occurs and such reduction in assessment takes the form of a credit for taxes payable at or after Closing, Seller shall be entitled to receive a sum equal to such credit when granted. This Section 15.9 shall survive Closing.

16.	CLOSING EXPENSES.

Seller shall only pay for: the basic premium for the Title Policy, any transfer taxes, one- half of the cost of escrow costs hereunder and the cost of recording the deed. Purchaser shall pay for one-half of escrow costs hereunder, the cost of “extended form coverage” and any endorsements to the Title Policy, the cost of any Updated Survey, and any mortgage or recording taxes.

17.	DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.

If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

17.1.   If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) is $1,000,000.00 or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) or (b) condemnation proceeds, and in the case of either (a) or (b), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

17.2. If the aggregate cost of repair and/or replacement is greater than $1,000,000.00, in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Damage or Eminent Domain, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

17.3.   In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 17, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

18.	DEFAULT.

18.1.   Default by Seller. If Seller is in material default under any of the covenants and agreements of Seller hereunder, Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event (a) the Deposit shall be returned to Purchaser and (b) upon Purchaser’s receipt of the Deposit, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) Purchaser may file an action for specific performance. Except as otherwise specified herein, Purchaser shall have no other remedy for any default by Seller. In the event of the failure of any condition precedent to Purchaser’s obligation to close expressly herein set forth, or in the event of the untruth or inaccuracy, in any material respect, of any Seller Representation as of the Contract Date (except as set forth in Sections 8.3, 8.4, and

13.13), Purchaser’s sole remedy hereunder, at law or in equity, shall be to terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or such sooner date as may be herein specified), in which event the Deposit shall be immediately returned to Purchaser, and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement.

18.2.   Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Property, or in the event Purchaser otherwise defaults hereunder, then (i) Seller shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Seller. Except as is otherwise provided in the final sentence of this Section 18.2, with respect to Sections 6.1, 6.2, 6.3, 20 and 23 of this Agreement: Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. If after the Approval Date, Purchaser provides explicit written notice to Seller that Purchaser is unable or unwilling to proceed to Closing,, and such Seller shall be entitled to immediately collect the Deposit and shall not be obligated to proceed to Closing and present the Deed and the other conveyance documents as a condition to collecting the Deposit. All of the foregoing shall be without limitation upon the rights and remedies of Seller hereunder, at law or in equity, in the event of a default by Purchaser pursuant to Sections 6.1, 6.2, 6.3, 20 or 23 or any covenant, agreement, indemnity, representation or warranty of Purchaser that survives the Closing or the termination of this Agreement.

18.3.   DATA INCIDENT. If either party shall be unable to perform, shall fail to perform, or shall breach the obligations set-forth in this Agreement due to a Data Incident, such party shall not be in default of this Agreement and the parties shall to work together in good faith to proceed to Closing as soon as reasonably possible. For the purposes hereof “Data Incident” shall mean the material interruption of a party’s business operations which results from any unauthorized activity taken with respect to a party’s information, data, systems, or operations, by electronic, physical, or other means.

19.	SUCCESSORS AND ASSIGNS.

Neither party shall assign this Agreement without the prior written consent of the other, except that Seller may assign its interest in and obligations under this Agreement to a so-called “Qualified Intermediary” in order to accomplish the Exchange. Notwithstanding the foregoing, Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities affiliated with Purchaser (i.e. controlling, controlled by, or under common control with, Purchaser) provided that (i) no such assignment shall act to release Purchaser hereunder and (ii) Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and its affiliate, which instrument shall be in form reasonably acceptable to Seller.

20.	LITIGATION.

In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 20 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

21.	NOTICES.

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:	c/o First Industrial Realty Trust, Inc. One North Wacker Drive, Suite 4200 Chicago, Illinois 60606 Attn: Scott McGregor Facsimile: 312-895-9324 E-mail: smcgregor@firstindustrial.com

With a copy to its attorneys:	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison, Suite 3900 Chicago, IL 60606 Attn: Mark J. Beaubien Facsimile: 312-984-3150 E-mail: mark.beaubien@bfkn.com

Purchaser:	Plymouth Industrial REIT, Inc. 260 Franklin Street 7th Floor Boston, MA 02110 Attn: Pendleton P. White, Jr. Facsimile: 617-936-4142 Email: pen.white@plymouthrei.com

With a copy to:	Plymouth Industrial REIT, Inc. 260 Franklin Street 7th Floor Boston, MA 02110 Attn: Anne Hayward Facsimile: 617-936-4142 Email: anne.hayward@plymouthrei.com

With a copy to its attorneys:	Brown Rudnick LLP One Financial Center Boston, MA 02111 Attn: Kevin P. Joyce, Esq. Facsimile: 617-289-0551 Email: kjoyce@brownrudnick.com

Notices shall be deemed properly delivered and received: (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed electronic mail before 5:00 p.m. (Chicago time). Notices may be delivered on behalf of the parties by their respective attorneys.

22.	BENEFIT.

This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

23.	BROKERAGE.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for JLL (“Broker”). Seller shall pay any brokers’ commission due to Broker pursuant to the terms of a separate agreement between Seller and Broker. Seller hereby indemnifies, protects, defends and holds Purchaser and the Purchaser’s Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Purchaser and the Purchaser’s Indemnified Parties resulting from the claims of any broker, finder or other such party (including Broker) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Seller and the Seller Indemnified Parties resulting from the claims of any broker, finder or other such party (excluding Broker) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 23 shall survive any termination of this Agreement.

24.	MISCELLANEOUS.

24.1.   Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

24.2.   Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Indiana for observance thereof.

24.3.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

24.4.   Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

24.5.   No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.

24.6.   Counterparts; Facsimile. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed facsimile or PDF copy of this Agreement shall be effective as an original.

24.7.   Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

24.8.   No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

24.9.   Survival. Only those covenants, agreements, indemnities, undertakings and representations and warranties of Seller that expressly survive Closing pursuant to the terms of the

Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth (and if no specific survival period is specified herein, such covenants, agreements, indemnities, undertakings, representations and warranties of Seller shall only survive Closing for the period in which the Seller Representations survive Closing in accordance with Section 8.2) and all of the other covenants, agreements, indemnities, undertakings and representations and warranties of Seller contained herein shall not survive Closing and shall merge into the conveyance documentation delivered at Closing.

24.10.   No Reliance. This Agreement represents the full and complete agreement between Seller and Purchaser. Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement. All discussions, negotiations and writings have been and are merged into this Agreement.

24.11.   Publicity. The Parties hereby covenant and agrees that, without the other party’s prior written consent, no party shall issue, nor consent to the issuance of, any Release (as hereinafter defined) with respect to any of the terms of this Agreement and the transaction described herein. As used herein, the term “Release” shall mean any press release or public statement. Except as otherwise expressly set-forth herein, no party shall disclose, pursuant to a Release or otherwise (1) identity of the other party or the identify of any affiliates as being involved in the transaction described in this Agreement, or (2) the Purchase Price to any third parties. The terms of this Section 24.11 shall survive the Closing.

24.12.   Marketing of Property. Unless and until this Agreement is duly terminated pursuant to the terms hereof, Seller shall not enter into any binding agreements with any party other than Purchaser relating to the sale, transfer or other disposition of the Property or any portion thereof.

24.13.   WAIVER OF JURY TRIAL. TO THE EXTENTS PERMITTED BY LAW, SELLER AND PURCHASER HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIM (I) ARISING UNDER ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING, OR (II) CONNECTED WITH OR RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. SELLER OR PURCHASER MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION 24.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.

24.14.   Non-Waiver. No waiver of any provision of this Agreement shall be deemed to have been made unless it is expressed in writing and signed by the party charged with making the waiver. No delay or omission in the exercise of any right or remedy accruing upon a breach of this Agreement shall impair such right or remedy or be construed as a waiver of such breach. The waiver of any breach of this Agreement shall not be deemed to be a waiver of any other breach hereof.

24.15.   Purchaser’s Liability. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than Permitted Exceptions and those that are specifically agreed to between the parties and set forth in this Agreement and/or or in any document to be delivered by Purchaser at Closing.

24.16.   Mutual Cooperation; Further Assurances. Seller and Purchaser shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section 24.16 shall be deemed to enlarge the obligations of the parties hereunder or to require either Seller or Purchaser to incur any material expense or liability not otherwise required of it hereunder.

24.17.   Business Days. If any date specified in this Agreement for the performance of an obligation, the delivery of an item, the giving of notice or the expiration of a time period falls on a day that is not a business day, then this Agreement shall be automatically revised so that the date in question falls on the next occurring business day. Any reference herein to a “business day” shall mean any day other than a Saturday, Sunday or day on which the banks in New York, New York are authorized or obligated by law to be closed.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

FIRST INDUSTRIAL, L.P., a Delaware limited
partnership

By: First Industrial Realty Trust, Inc., a
Maryland corporation and its sole general partner

By: /s/ Donald R. Stoffle

Name: Donald R. Stoffle

Its: Authorized Signatory

FI INDIANAPOLIS LP, a Delaware limited partnership

By: First Industrial Indianapolis Corporation, a
Maryland corporation, its sole general partner

By: /s/ Donald R. Stoffle

Name: Donald R. Stoffle

Its: Authorized Signatory

FR 6635 E 30, LLC, a Delaware limited liability company

By: First Industrial, L.P., a Delaware limited
partnership, its sole member

By: First Industrial, Realty Trust, Inc., a
Maryland corporation, its sole general partner

By: /s/ Donald R. Stoffle

Name: Donald R. Stoffle

Its: Authorized Signatory

PURCHASER:

PLYMOUTH SHADELAND COMMERCE CENTER LLC,

a Delaware limited liability company

By: Plymouth Industrial OP, LP, a Delaware limited partnership, its sole manager

By: Plymouth Industrial REIT, Inc., a Maryland corporation, its general partner

By: /s/ Pendleton P. White, Jr.
Name: Pendleton P. White, Jr.

Its: President

32